EXHIBIT 99.1

INVESTOR CONTACT: Polly Schwerdt Phone | 913/397-8200 E-Mail | investor.relations@garmin.com	MEDIA CONTACT: Ted Gartner Phone | 913/397-8200 E-Mail | media.relations@garmin.com

Garmin Reports Record Third Quarter, Raises Guidance; Announces Management Appointment; Announces Intention to Make Offer to Purchase all the Outstanding Shares of Tele Atlas N.V.

Cayman Islands/October 31, 2007/PR Newswire

Garmin Ltd. (Nasdaq: GRMN - news) today announced a record quarter ended September 29, 2007.

Third Quarter 2007 Financial highlights:

•	Total revenue of $729 million, up 79% from $408 million in third quarter 2006

•	Automotive/Mobile segment revenue increased 118% to $519 million in third quarter 2007

•	Aviation segment revenue increased 27% to $74 million in third quarter 2007

•	Outdoor/Fitness segment revenue increased 24% to $88 million in third quarter 2007

•	Marine segment revenue increased 17% to $48 million in third quarter 2007

•	All geographic areas experienced significant growth:

•	North America revenue was $454 million compared to $265 million, up 71%

•	Europe revenue was $227 million compared to $120 million, up 89%

•	Asia revenue was $48 million compared to $23 million, up 109%

•	Revenue from our automotive/mobile segment continued to become a larger portion of total company revenues when compared with the same quarter in 2006, at 71% of total revenues.

•	Diluted earnings per share increased 57% to $0.88 from $0.56 in third quarter 2006; excluding foreign exchange, EPS increased 78% to $0.89 from $0.50 in the same quarter in 2006.

Year-to-Date 2007 Financial highlights:

•	Total revenue of $1.96 billion, up 69% from $1.16 billion year-to-date 2006

•	Automotive/Mobile segment revenue increased 109% to $1.34 billion in year-to-date 2007

•	Aviation segment revenue increased 30% to $224 million in year-to-date 2007

•	Outdoor/Fitness segment revenue increased 10% to $225 million in year-to-date 2007

•	Marine segment revenue increased 21% to $170 million in year-to-date 2007

•	All geographic areas experienced significant growth:

•	North America revenue was $1.23 billion compared to $700 million, up 76%

•	Europe revenue was $631 million compared to $400 million, up 58%

•	Asia revenue was $101 million compared to $63 million, up 60%

•	Diluted earnings per share increased 64% to $2.50 from $1.52 in year-to-date 2006; excluding foreign exchange, EPS increased 68% to $2.48 from $1.48 in the same period in 2006.

Business highlights:

•	Strong sales in our automotive/mobile segment continue to exceed our expectations and drive our increased guidance for the remainder of 2007.

•
Aviation and marine segment results put them on track to meet or exceed earlier full year guidance for these segments. Given improving sales in our outdoor/fitness segment, we continue to anticipate this segment will reach our full year guidance with seasonally strong holiday sales.

•	2.69 million units sold in the third quarter of 2007, up 119% from the same quarter in 2006; year-to-date units sold increased 97% from the same period in 2006.

•
Completed the initial build-out of our third Taiwan manufacturing facility, increasing the number of production lines from 31 to 37, and production capacity at the end of the third quarter to an annual run rate of approximately 16 million units. Expansion of our R&D and other office space in Taiwan continues.

•	Expansion of our North American warehouse in Olathe, Kansas continues, with expected completion in Q1 2008.

•
We continued to work to increase our retail penetration and broaden our distribution as retailers laid the groundwork for the upcoming holiday selling season. Our initial order book for the holiday season is strong, as PNDs are positioned to be a popular item during the holiday season.

•	Due diligence work continues on previously announced acquisitions of distributors in Spain, Italy, and Denmark. These activities are part of our ongoing efforts to improve our market share in Europe.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“Garmin experienced a solid third quarter. Our continued strong growth in the automotive/mobile segment demonstrated that our products are well-positioned to take advantage of the growing interest in portable navigation devices. Independent market research indicates we have maintained a strong leadership position in North America with approximately fifty percent PND market share, and our market position in Europe continues to improve as well.

As we head into the holiday season, we believe we are prepared to meet the growing demand for our products. We have increased our manufacturing capacity and grown total inventories over $200 million since the end of the second quarter of 2007. Our order book is strong, and we believe our strategy of extensive market segmentation using both our popular nüviTM and c-series product offerings will drive positive results. Useful content and competitive features integrated into reliable, easy-to-use products at attractive price points are what customers want - and what they receive when they choose Garmin.

Our aviation segment continued to grow steadily during the quarter. Positive response to our WAAS and GMX200 product offerings and growth in the sale of our G1000 cockpit continued. In the third quarter we announced additional wins for our G1000 cockpit for future Cessna Caravan, Socata TBM 850 as well as the new PiperJet and a G1000 retrofit for the King Air 200/B200. Also during the 3rd quarter, Cessna announced that our new G300 cockpit display system was selected for its new Skycatcher light sport aircraft. We continue to believe the aviation segment is positioned to meet our 2007 guidance for this segment.

Our marine segment also showed steady growth, as customer interest in our revolutionary new marine products and cartography continued to drive revenues for the quarter. While typical marine segment revenues decline sequentially in third and fourth quarter each year, results remain seasonally strong. We continue to believe the marine segment is positioned to meet our 2007 guidance.

Third quarter revenue for our outdoor/fitness segment was strong compared to the year ago quarter. Increased sales generated by the new Astro dog tracking product, as well as new eTrex and Rino products with high-sensitivity GPS drove this growth. We see continued growth opportunities for this segment and believe the outdoor/fitness segment is positioned to meet our 2007 guidance for the segment.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“Our financial results for the third quarter were strong and in line with our expectations. Our retail orders are strong, and we look forward to a solid 2007 holiday season,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our revenue and earnings per share during the quarter grew 79% and 57% respectively, exceeding our expectations. Excluding the impact of foreign exchange, EPS for the quarter grew 78%, from $0.50 to $0.89.

Gross margin for the overall business declined modestly in the third quarter, down 180 basis points from the year-ago quarter. The automotive/mobile segment gross margin improved 70 basis points during the quarter due to a seasonal, favorable product mix shift towards higher-margin North American product, and PND pricing declined more slowly than we expected. The aviation segment also improved 180 basis points as a function of favorable product mix. Gross margin for the marine segment declined 50 basis points during the quarter when compared to the year-ago quarter as a function of product mix, and the outdoor/fitness segments declined 320 basis points, reflecting a product mix shift and the transition of the eTrex product line.

Operating margin remained relatively stable, declining just 30 basis points from the year-ago quarter. This stability reflected an anticipated decline in gross margin offset by operating leverage as revenues outpaced increased spending in advertising and research and development expenses during the quarter. While we are pleased with these results, we anticipate more significant margin compression during the fourth quarter of 2007.

We also generated $117 million of free cash flow in the third quarter of 2007, resulting in a cash and marketable securities balance of $1.03 billion at the end of the quarter.”

Fiscal 2007 Outlook

We remain optimistic about the future success of our business and our ability to serve customers and distributors around the world. With this in mind, we are updating our guidance as follows:

•	We anticipate overall revenue to exceed $2.9 billion in 2007, and earnings per share to exceed $3.40.

•	We anticipate segment revenue growth rates for our automotive/mobile, aviation, marine, and outdoor/fitness segments to be 90%, 30%, 20%, and 10%, respectively

•	We anticipate operating margins to be approximately 27% for the full year 2007

•	Our effective tax rate should remain approximately 13%

Announcement of Management Appointment

Given our anticipated ongoing business growth, Cliff Pemble will be assuming the new positions of Chief Operating Officer (COO) and President of Garmin Ltd. In addition, he will assume direct supervision of all North American Garmin subsidiaries, including Garmin AT, Dynastream, and Digital Cyclone. Dr. Kao will continue in his role as Chairman and CEO of Garmin Ltd. but will now be able to devote more time to business development, strategic planning, and the development of our Asia-Pacific business initiatives.

Announcement of Intent to Make an Offer to Acquire all the Outstanding Shares in Tele Atlas N.V.

Early this morning we announced our intention to make an offer to acquire all the outstanding shares in Tele Atlas N.V. Garmin has established itself as a leader in navigation technology by consistently delivering award-winning, reliable, easy to use products with rich content and competitive features at attractive prices. This acquisition is consistent with our vision as a leader in our market and our vertical integration strategy. Advanced mapping data is an essential ingredient for the continued growth of the navigation industry and this acquisition provides a means for Garmin to contribute more broadly to the development and growth of this market. We will discuss this important announcement more fully on our earnings call this morning.

Non-GAAP Measures

Net income (earnings) per share, excluding foreign currency

Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to net income per share excluding the impact of foreign currency translation gain or loss.
Garmin Ltd. And Subsidiaries
Net income per share, excluding FX
( in thousands, except per share information)

	13-Weeks Ended		39-weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006

Net Income (GAAP)	$193,507	$122,978	$547,744	$333,778
Foreign currency (gain) / loss, net of tax effects	$3,151	($12,569)	($3,036)	($8,776)
Net income, excluding FX	$196,658	$110,409	$544,708	$325,002

Net income per share (GAAP):
Basic	$0.89	$0.57	$2.53	$1.54
Diluted	$0.88	$0.56	$2.50	$1.52

Net income per share, excluding FX:
Basic	$0.91	$0.51	$2.52	$1.50
Diluted	$0.89	$0.50	$2.48	$1.48

Weighted average common shares outstanding:
Basic	216,773	216,317	216,456	216,502
Diluted	220,644	218,866	219,482	218,878

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
( in thousands)

	13-Weeks Ended		39-Weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006

Net cash provided by operating activities	$133,766	$116,750	$555,905	$249,125
Less: purchases of property and equipment	($16,873)	($18,865)	($128,893)	($45,476)
Free Cash Flow	$116,893	$97,885	$427,012	$203,649

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, October 31, 2007 at 11:00 a.m. Eastern

Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html

How:	Simply log on to the web at the address above or call to listen in at 800-883-9537.

Contact:	investor.relations@garmin.com

A phone recording will be available for five business days following the earnings call and can be accessed by dialing 800-642-1687 or (706) 645-9291 and utilizing the access code 19218207. An archive of the live webcast will be available until November 30, 2007 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2007, the Company’s expected segment revenue growth rate, margins, the number of new products to be introduced in 2007 and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 30, 2006 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2006 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, outdoor, fitness, automotive, mobile and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200. Garmin and Forerunner are registered trademarks, and Edge is a trademark of Garmin Ltd. or its subsidiaries.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share information)

	September 29,	December 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$703,749	$337,321
Marketable securities	58,668	73,033
Accounts receivable, net	520,538	403,524
Inventories, net	493,739	271,008
Deferred income taxes	57,700	55,996
Prepaid expenses and other current assets	23,538	28,202

Total current assets	1,857,932	1,169,084

Property and equipment, net	358,578	250,988

Marketable securities	263,735	407,843
Restricted cash	1,580	1,525
Licensing agreements, net	14,398	3,307
Other intangible assets, net	149,277	64,273

Total assets	$2,645,500	$1,897,020

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$236,044	$88,375
Salaries and benefits payable	32,524	16,268
Warranty reserve	55,225	37,639
Other accrued expenses	209,136	100,732
Income taxes payable	35,033	94,668

Total current liabilities	567,962	337,682

Long-term debt, less current portion	603	248
Deferred income taxes	1,219	1,191
Other liabilities	90,505	-

Stockholders' equity:
Common stock	1,086	1,082
Additional paid-in capital	123,025	83,438
Retained earnings	1,863,867	1,478,654
Accumulated other comprehensive loss	(2,767)	(5,275)

Total stockholders' equity	1,985,211	1,557,899
Total liabilities and stockholders' equity	$2,645,500	$1,897,020

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006

Net sales	$728,673	$407,997	$1,963,298	$1,162,776

Cost of goods sold	386,822	209,137	1,009,028	584,843

Gross profit	341,851	198,860	954,270	577,933

Selling, general and
administrative expenses	87,060	47,489	248,358	140,167
Research and development
expense	40,634	30,399	111,863	82,105
	127,694	77,888	360,221	222,272

Operating income	214,157	120,972	594,049	355,661

Other income (expense):
Interest income	11,798	9,622	31,997	25,464
Interest expense	(273)	(2)	(328)	(14)
Foreign currency	(3,626)	14,874	3,493	10,386
Other	570	70	959	3,507
	8,469	24,564	36,121	39,343

Income before income taxes	222,626	145,536	630,170	395,004

Income tax provision	29,119	22,558	82,426	61,226

Net income	$193,507	$122,978	$547,744	$333,778

Net income per share:
Basic	$0.89	$0.57	$2.53	$1.54
Diluted	$0.88	$0.56	$2.50	$1.52

Weighted average common
shares outstanding:
Basic	216,773	216,317	216,456	216,502
Diluted	220,644	218,866	219,482	218,878

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	39-Weeks Ended
	September 29,	September 30,
	2007	2006
Operating Activities:
Net income	$547,744	$333,778
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	22,786	15,447
Amortization	18,803	19,844
Loss (gain) on sale of property and equipment	71	(8)
Provision for doubtful accounts	3,467	796
Deferred income taxes	(1,157)	(29,867)
Foreign currency transaction gains/losses	3,232	(19,724)
Provision for obsolete and slow moving inventories	21,502	15,260
Stock compensation expense	8,830	8,378
Realized gains on marketable securities	-	(3,852)
Changes in operating assets and liabilities:
Accounts receivable	(90,497)	(79,648)
Inventories	(234,920)	(148,891)
Other current assets	4,510	(1,192)
Accounts payable	117,034	48,720
Other current and non-current liabilities	147,608	69,704
Income taxes	9,486	22,866
Purchase of licenses	(22,594)	(2,486)
Net cash provided by operating activities	555,905	249,125

Investing activities:
Purchases of property and equipment	(128,893)	(45,476)
Purchase of intangible assets	(2,481)	(1,513)
Purchase of marketable securities	(983,716)	(348,621)
Redemption of marketable securities	1,141,431	197,008
Change in restricted cash	(56)	(104)
Proceeds from asset sale	4	75
Net cash paid for acquisition of businesses and other intangibles	(84,126)	-
Net cash used in investing activities	(57,837)	(198,631)

Financing activities:
Proceeds from issuance of common stock	15,358	10,042
Dividends	(162,531)	-
Stock repurchase	-	(50,451)
Payments on long term debt	(218)	-
Tax benefit related to stock option exercise	15,776	7,453
Net cash used in financing activities	(131,615)	(32,956)

Effect of exchange rate changes on cash and cash equivalents	(25)	(167)

Net increase in cash and cash equivalents	366,428	17,371
Cash and cash equivalents at beginning of period	337,321	334,352
Cash and cash equivalents at end of period	$703,749	$351,723

Garming Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended September 29, 2007

Net sales	$87,747	$47,659	$518,939	$74,328	$728,673
Gross profit	$46,553	$25,170	$221,148	$48,980	$341,851
Operating income	$30,178	$15,623	$141,855	$26,501	$214,157

13-Weeks Ended September 30, 2006

Net sales	$70,651	$40,588	$237,981	$58,777	$407,997
Gross profit	$39,803	$21,645	$99,708	$37,704	$198,860
Operating income	$28,817	$13,659	$59,517	$18,979	$120,972

39-Weeks Ended September 29, 2007

Net sales	$225,437	$170,433	$1,343,460	$223,968	$1,963,298
Gross profit	$123,616	$92,704	$591,400	$146,550	$954,270
Operating income	$79,986	$60,033	$370,448	$83,582	$594,049

39-Weeks Ended September 30, 2006

Net sales	$205,412	$141,406	$644,097	$171,861	$1,162,776
Gross profit	$118,615	$79,484	$269,855	$109,979	$577,933
Operating income	$85,116	$53,718	$155,782	$61,045	$355,661